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                                                                    Exhibit 10.2

               [letterhead of Navigation Technologies Corporation]


To:   Koninklijke Philips Electronics N.V.
      F.a.o. Corporate Treasury Department
      Breitner Center, Building HBT 12
      1070 MX Amsterdam
      The Netherlands

                                                                   Date: 3/28/02

                                                           Number:..............


Dear Sirs,

In consideration of you granting a guarantee, dated March 28, 2002 with reference 9335 to ABN AMRO Bank N.V. for our obligations under any loan agreements entered into on the terms and conditions set out in the letter of March 28, 2002 and the Promissory Note of March 28, 2002 as referred to in the guarantee (which guarantee is attached to this letter in the form of a final draft, conformed copy or copy of the executed version, initialed by us for identification purposes, hereinafter the "Guarantee").

We herewith irrevocably guarantee payment to you of all sums paid by you in accordance with the Guarantee which payment will be effected without undue delay upon receipt by us of a written request for payment substantially in the form as attached to this counter guarantee. Such payment shall be made to the account identified in the request for payment.

Within five business days after the signing hereof, we will pay you a fee equal to 12,5 basis points over the Amount as defined in the Guarantee, which fee will therefore amount to US$ 18,750 (eighteen thousand seven hundred and fifty US Dollars).

Any payments by us hereunder shall be made free and clear of transfer taxes, withholding taxes or similar charges.

The aforementioned obligations cannot be cancelled or terminated by us. This letter shall be governed by and construed in accordance with the laws of The Netherlands. Any dispute arising hereunder or in connection herewith shall be submitted in first instance to the District Court of Amsterdam, The Netherlands.

Navigation Technologies Corporation


/s/ Judson Green

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                [KONINKLIJKE PHILIPS ELECTRONICS N.V. LETTERHEAD]




ABN AMRO Bank N.V.                                          Tel: +31 20 59 77335
Gustav Mahlerlaan 10                                        Fax: +31 20 59 77350
1082 FP Amsterdam


     RE: LETTER OF GUARANTEE
                                                            REF: 9335
                                                            DATE: 2002-03-28


Dear Sirs:

     In consideration of the fact that Navigation Technologies Corporation (the "Company") has entered or may enter into loan agreement on the terms and conditions set out in the letter of March 28, 2002 and the Promissory Note of March 28, 2002 (together hereafter referred to as the "Agreement") with ABN AMRO Bank N.V. (the "Beneficiary") for an aggregate maximum amount in principal of US $15,000,000 (fifteen million US Dollars) (the "Amount") (which Agreement is as attached to this Guarantee in the form of a copy of executed version initialed by us for identification purposes), we Koninklijke Philips Electronics N.V. (the "Guarantor"), herewith irrevocably and unconditionally, subject to the terms and conditions contained in this Guarantee, guarantee to pay to the Beneficiary, upon receipt of the Beneficiary's first written demand requesting for payment duly completed and executed by the Beneficiary, such part of the Amount that is equal to the amount that is due by the Company in accordance with the Agreement which the Company failed to pay on the due date(s). Such demand for payment shall state the amount requested and contain a description of the breach of the Agreement for which this Guarantee is called. Notwithstanding anything contained herein or in any other document, our total cumulative liability under this Guarantee shall never exceed the Amount.

     Any payment to the Beneficiary hereunder, will be effected to the account identified in the request. We agree to pay to the Beneficiary as soon as reasonably possible in full the sum or sums in the currency so demanded without set-off or counter-claim and free and clear of any deduction or withholding on account of any present or future taxes, levies, imposts, duties or charges of any nature whatsoever.

     Our liability under this Guarantee will be automatically reduced for the same amount as the obligation of the Company to repay the Amount is reduced in accordance with the terms of the Agreement.

     This Guarantee shall become effective as from the date the Amount has been received by the Company and shall remain in effect until the earlier of 1) its expiration date, being March 28, 2003, 2) the date following two weeks upon receipt by the Beneficiary of written notice from us




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                                                            Ref: 9335
                                                            Date: 2002-03-28
                                                            Page 2


stating that we will effectively cease to own directly or indirectly more than fifty percent of the outstanding share capital of the Company or that we otherwise cease or will cease to control the Company (the "Effective Revocation Date") at the address shown above, which notice has been dispatched by registered or certified mail or 3) such earlier date as the Beneficiary has notified us that the obligations of the Company to repay the Amount have terminated as stated in the Agreement (the "Notification Date").

     Our liability under this Guarantee shall automatically terminate on the earlier of either March 28, 2003 or the Effective Revocation Date or the Notification Date, unless and to the extent that a valid request for payment of an amount payable hereunder has been received by us prior to that date. Such termination of our liability shall occur irrespective of whether or not the original of this Guarantee has been returned to us.

     This Guarantee is personal to the Beneficiary and cannot be assigned or transferred to any other party, without our prior written consent.

     Upon expiry as aforesaid, you are kindly requested to return the original copy of this Guarantee to us at our abovementioned address by courier or registered mail.

     This Guarantee shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising hereunder or in connection herewith shall be submitted in first instance exclusively to the jurisdiction of the courts of Amsterdam, the Netherlands.


KONINKLIJKE PHILIPS ELECTRONICS N.V.



/s/ P.J.W.M. Warmerdam                                   /s/ A.J.A. Rube
----------------------                                   -----------------------
P.J.W.M. Warmerdam                                       A.J.A. Rube